Exhibit 4.9

This instrument was prepared by the

attorney described below and, when recorded,

the recorded counterparts should be returned to:

Susan D. Kennedy, Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

MORTGAGE, ASSIGNMENT OF LEASES

AND RENTS, SECURITY AGREEMENT, FINANCING STATEMENT

AND FIXTURE FILING

dated as of June 25, 2003

by

XEROX CORPORATION

the Mortgagor,

to

JPMORGAN CHASE BANK,

as Collateral Agent for the Lenders,

the Mortgagee

Property:

County of Monroe

State of New York

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES.

i

ii

Exhibit A – Description of the Land

Exhibit B – Permitted Encumbrances

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is dated as of June 25, 2003 by XEROX CORPORATION, a New York corporation, having an address at 800 Long Ridge Road, Stamford, Connecticut 06904 (“Xerox” or the “Mortgagor”), to JPMORGAN CHASE BANK, a New York banking corporation, as Collateral Agent for itself and the other Secured Parties (hereinafter defined) (the “Mortgagee”), having an address at 270 Park Avenue, New York, New York 10017.

W I T N E S S E T H:

RECITALS

WHEREAS, Xerox, the Overseas Borrowers from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Collateral Agent and LC Issuing Bank, Deutsche Bank Securities Inc., as Syndication Agent, and Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, as Co-Documentation Agents, are parties to a Credit Agreement dated as of June 19, 2003 (as amended from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the Credit Agreement, Xerox, the Subsidiary Guarantors party thereto and JPMorgan Chase Bank, as Collateral Agent, have entered into the Security Agreement; and

WHEREAS, the maximum amount of principal indebtedness that may be secured by this Mortgage at execution hereof or which under any contingency may become secured hereby at any time hereafter is $40,300,000 (the “Secured Loan Amount”); and

WHEREAS, the scheduled maturity date of the latest to mature of the Secured Obligations is September 30, 2008, or, if such day is not a Business Day, the next preceding Business Day.

GRANTING CLAUSES

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for the purpose of securing the due and punctual payment, performance and observance of the Secured Obligations and intending to be bound hereby, the Mortgagor does hereby GRANT, BARGAIN, SELL,

CONVEY, MORTGAGE, ASSIGN, TRANSFER and WARRANT to the Mortgagee and its successors as collateral agent, with power of sale and right of entry as hereinafter provided, and, to the extent covered by the UCC, does hereby GRANT and WARRANT to the Mortgagee a continuing first security interest in and to all of the property and rights described in the following Granting Clauses (all of which property and rights are collectively called the “Mortgaged Property”), to wit:

I. GRANTING CLAUSE

Land. All estate, right, title and interest of the Mortgagor in, to, under or derived from: the lots, pieces, tracts or parcels of land located in Monroe County, New York, more particularly described in Exhibit A (the “Land”).

II. GRANTING CLAUSE

Improvements. All estate, right, title and interest of the Mortgagor in, to, under or derived from: all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on or attached to the Land, including all parking areas, roads, driveways, walks, fences, walls, berms, recreation facilities, drainage facilities, lighting facilities and other site improvements; all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, telecommunications and other utility equipment and facilities; all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems; all screens, awnings, floor coverings, partitions, elevators, escalators, motors, electrical, computer and other wiring, machinery, pipes, fittings and racking and shelving; and all other items of fixtures, equipment and personal property of every kind and description, in each case now or hereafter located on the Land or affixed (actually or constructively) to the buildings and other improvements located on the Land which by the nature of their location thereon or affixation thereto are real property under Applicable Law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements, all of which materials shall be deemed to be part of the Mortgaged Property immediately upon delivery thereof on the Land and to be part of the improvements immediately upon their incorporation therein (the foregoing being collectively called the “Improvements”).

III. GRANTING CLAUSE

Equipment. All estate, right, title and interest of the Mortgagor in, to, under or derived from: all equipment, fixtures, chattels and articles of personal property owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, wherever situated, and now or hereafter located on, or in, or affixed (actually or constructively) to, the Land or the Improvements, whether or not affixed thereto and which are not real property under Applicable Law, including all partitions, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings; all heating, lighting, plumbing, ventilating, air conditioning, refrigerating, gas, steam, electrical, incinerating and compacting plants, systems, fixtures and equipment; all elevators, stoves, ranges, other kitchen and laundry appliances, vacuum and other cleaning systems, call systems, switchboards, sprinkler systems and other fire prevention, alarm and extinguishing apparatus and materials; and all motors, machinery, pipes, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, trunks, ducts, appliances, equipment, utensils, tools, implements, fittings and fixtures, and including any of the foregoing that is temporarily removed from the Land or Improvements to be repaired and later reinstalled thereon or therein (the foregoing being collectively called the “Equipment”; and the Land with the Improvements thereon and the Equipment therein being collectively called the “Property”). If any of the Equipment under this Granting Clause is covered by an equipment lease, title retention or security agreement, (i) the grant under this Granting Clause (but not the definition of “Equipment” for the other purposes hereof) excludes any Equipment which cannot be transferred or encumbered by the Mortgagor without causing a termination of such agreement or default thereunder, otherwise (ii) the grant under this Granting Clause includes Mortgagor’s right, title and interest in, to and under such agreement, together with the benefits of all deposits and payments now or hereafter made thereunder by or on behalf of the Mortgagor and subject to all of the terms and conditions of such agreement and the Liens and security interests thereunder, except as otherwise provided under the Security Agreement and the Credit Agreement.

IV. GRANTING CLAUSE

Appurtenant Rights. All estate, right, title and interest of the Mortgagor in, to, under or derived from: all tenements, hereditaments and appurtenances now or hereafter relating to the Property; the streets, roads, sidewalks and alleys abutting the Property; all strips and gores within or adjoining the Land; all land in the bed of any body of water adjacent to the Land; all land adjoining the Land created by artificial means or by accretion; all air space and rights to use air space above the Land; all development or similar rights now or hereafter appurtenant to the Land; all rights of ingress and egress now or hereafter appertaining to the

Property; all easements, servitudes, privileges and rights of way now or hereafter appertaining to the Property; and all royalties and other rights now or hereafter appertaining to the use and enjoyment of the Property, including alley, party walls, support, drainage, crop, timber, agricultural, horticultural, oil, gas and other mineral, water stock, riparian and other water rights now or hereafter appertaining to the use and enjoyment of the Property.

V. GRANTING CLAUSE

Agreements. All estate, right, title and interest of the Mortgagor in, to, under or derived from: all Insurance Policies (including all unearned premiums and dividends thereunder); all guarantees and warranties relating to the Property; all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities now or hereafter relating to the Property; and all other contracts and agreements affecting or relating to the use, enjoyment or occupancy of the Property except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable restriction in favor of a third party unless and until all required consents shall have been obtained (all of the foregoing being collectively called the “Agreements”).

VI. GRANTING CLAUSE

Leases. All estate, right, title and interest of the Mortgagor (under which Mortgagor is landlord, sublandlord or licensor) in, to, under or derived from: all Leases now or hereafter in effect, whether or not of record, for the use or occupancy of all or any part of the Property except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable lease with a third party unless and until all required consents shall have been obtained.

VII. GRANTING CLAUSE

Rents, Issues and Profits. All estate, right, title and interest of the Mortgagor in, to, under or derived from: all rents, royalties, issues, profits, receipts, revenue, income and other benefits now or hereafter accruing with respect to the Property, including all rents and other sums now or hereafter payable pursuant to the Leases; all other sums now or hereafter payable with respect to the use, occupancy, management, operation or control of the Property; and all other claims, rights and remedies now or hereafter belonging or accruing with respect to the Property, including fixed, additional and percentage rents, occupancy charges, security deposits, parking, maintenance, common area, tax, insurance, utility and service charges and contributions (whether collected under the Leases or otherwise), proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services (whether collected under the Leases or otherwise), and deficiency rents and liquidated damages following default or cancellation (the foregoing rents and other sums described in this Granting Clause being collectively called the “Rents”), all of which the Mortgagor hereby irrevocably directs be paid to the Mortgagee, subject to the license granted to the Mortgagor pursuant to Section 5.07(b), to be held, applied and disbursed as provided in this Mortgage.

VIII. GRANTING CLAUSE

Permits. All estate, right, title and interest of the Mortgagor in, to, under or derived from all licenses, authorizations, certificates, variances, consents, approvals and other permits now or hereafter appertaining to the Property (the foregoing being collectively called the “Permits”), excluding from the grant under this Granting Clause (but not the definition of the term “Permits” for the other purposes hereof) any Permits which cannot be transferred or encumbered by the Mortgagor without causing a default thereunder or a termination thereof.

IX. GRANTING CLAUSE

Books and Records. All estate, right, title and interest of the Mortgagor in, to, under or derived from all books and records, including tenant files, credit files, customer files, computer print outs, files, programs and other computer and electronic materials and records, now or hereafter relating to the Property.

X. GRANTING CLAUSE

Intangible Property. All estate, right, title and interest of the Mortgagor in, to, under or derived from the Property and other intangible property not described in the foregoing Granting Clauses now or hereafter relating to the use and operation of the Property as a going concern.

XI. GRANTING CLAUSE

Deposits, Proceeds and Awards. All estate, right, title and interest of the Mortgagor in, to, under or derived from all amounts deposited with the Mortgagee under the Loan Documents with respect to the Property, including all Insurance Proceeds, Awards and title insurance proceeds under any title insurance policy now or hereafter held by the Mortgagor (the foregoing being collectively called “Deposits”), proceeds of any Transfer, financing, refinancing or conversion into cash or liquidated claims, whether voluntary or involuntary, of any of the Mortgaged Property; and all rights, dividends and other claims of any kind whatsoever (including damage, secured, unsecured, priority and bankruptcy claims) now or hereafter relating to any of the Mortgaged Property (except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable restriction in favor of a third party unless and until all required consents shall have been obtained), all of which the Mortgagor hereby irrevocably directs be paid to the Mortgagee to the extent provided hereunder, to be held, applied and disbursed as provided in this Mortgage.

XII. GRANTING CLAUSE

Refunds, Credits or Reimbursements. All estate, right, title and interest of the Mortgagor in and to any and all real estate tax refunds payable to the Mortgagor with respect to the Property, and refunds, credits or reimbursements payable with respect to bonds, escrow accounts or other sums payable in connection with the use, development, or ownership of the Property.

XIII. GRANTING CLAUSE

Additional Property. All greater, additional or other estate, right, title and interest of the Mortgagor in, to, under or derived from the Mortgaged Property hereafter acquired by the Mortgagor, including all right, title and interest of the Mortgagor in, to, under or derived from all extensions, improvements, betterments, renewals, substitutions and replacements of, and additions and appurtenances to, any of the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed or located on, or attached to, the Property, in each case, immediately upon such acquisition, release, construction, location or attachment; all estate, right, title and interest of the Mortgagor in, to, under or derived from any other property and rights which are, by the provisions of the Security Documents, required to be subjected to the Lien hereof.

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in, to, under or derived from the Mortgaged Property and all rights and appurtenances relating thereto, to the Mortgagee and its successors and assigns, forever, subject to Permitted Liens.

PROVIDED ALWAYS that this Mortgage is upon the express condition that the Mortgaged Property shall be released from the Lien of this Mortgage in full or in part in the manner and at the time provided in Section 7.02; and provided further, that notwithstanding anything herein to the contrary, the Mortgaged Property shall include only the real property (including fixtures) hereinabove described and the Collateral described in the Security Agreement.

THE MORTGAGOR ADDITIONALLY COVENANTS AND AGREES WITH THE MORTGAGEE AS FOLLOWS:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

SECTION 1.01. Definitions. (a) Capitalized terms used in this Mortgage, but not otherwise defined herein, are defined in, or are defined by reference in, the Credit Agreement or, if not therein, in the Security Agreement, and have the same meanings herein as therein.

(b) In addition, as used herein, the following terms have the following meanings:

“Actionable Event of Default” means an Event of Default specified in clause (a), (b), (h), (i) or (j) of Section 7.01 of the Credit Agreement.

“Agreements” is defined in Granting Clause V.

“Awards” means, at any time, all awards or payments paid or payable by reason of any Condemnation or in connection with any agreement with any condemning authority which has been made in settlement of any proceeding relating to a Condemnation.

“Bankruptcy Code” (or “Code”) means the Bankruptcy Code of 1978, as amended.

“Borrowers” means Xerox and the Overseas Borrowers.

“Business Day” is defined in the Credit Agreement.

“CA Secured Obligations” means (a) all principal of and premium and interest (including, without limitation, any Post-Petition Interest) on any Loan outstanding from time to time or any LC Reimbursement Obligations under, or any promissory note issued pursuant to, the Credit Agreement and (b) all other amounts payable by any Borrower under the Credit Agreement or under any other Loan Document (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time) (including any Post-Petition Interest with respect to such amounts).

“Casualty” means any damage to, or destruction of, the Property by reason of fire or any other cause or event.

“Collateral” is defined in the Security Agreement.

“Collateral Account” is defined in the Security Agreement.

“Collateral Agent” is defined in the Recitals.

“Condemnation” means any condemnation or other taking or temporary or permanent requisition of the Property, any interest therein or right appurtenant thereto, or any change of grade affecting the Property, as the result of the exercise of any right of condemnation or eminent domain. A Transfer to a governmental authority in lieu or anticipation of Condemnation shall be deemed to be a Condemnation.

“Contingent CA Secured Obligation”means, at any time, any CA Secured Obligation (or portion thereof) that is contingent in nature at such time, including any CA Secured Obligation that is:

(i) an obligation to reimburse a Lender for drawings not yet made under a Letter of Credit issued by it;

(ii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Contingent Hedging Secured Obligation” means, at any time, any Hedging Secured Obligation that is contingent in nature at such time, including any obligation under a Designated Hedging Agreement to make payments that cannot be quantified at such time.

“Credit Agreement” is defined in the second WHEREAS clause.

“Deposits” is defined in Granting Clause XI.

“Designated Hedging Agreement” is a hedging agreement designated by the Mortgagor under Section 21 of the Security Agreement.

“Equipment” is defined in Granting Clause .

“Event of Default” means an “Event of Default” under the Credit Agreement.

“Existing Credit Agreement” is defined in the first WHEREAS clause.

“GAAP” is defined in the Credit Agreement.

“Hedging Secured Obligations” means (i) with respect to any Secured Subsidiary Guarantor all obligations of such Secured Subsidiary Guarantor, whether as principal or as guarantor, under any Designated Hedging Agreement and any renewals or extensions thereof and (ii) with respect to Xerox, (x) all obligations of Xerox, whether as principal or as guarantor, and (y) all obligations of any Subsidiary (other than a Secured Subsidiary Guarantor) to the extent Xerox does not otherwise guarantee such obligations, each under any Designated Hedging Agreement and any renewals or extensions thereof.

“Hedging Secured Parties” means the Lenders and their Affiliates that are party to a Designated Hedging Agreement.

“High Yield Indenture” means that certain Indenture dated as of January 17, 2002 among Xerox and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 9¾% Senior Notes due 2009 (denominated in U.S. dollars).

“Impositions” means all taxes (including real estate taxes and transfer taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), gas, electricity, steam, water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed on or in respect of, or be a Lien upon, (i) the Property, any other Mortgaged Property or any interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Property, (iii) the Rents, or (iv) the Secured Obligations or the Security Documents, but excluding income, excess profits, franchise, capital stock, estate, inheritance, succession, gift or similar taxes of the Mortgagor or any Secured Party, except to the extent that such taxes of the Mortgagor or any Secured Party are imposed in whole or in part in lieu of, or as a substitute for, any taxes which are or would otherwise be Impositions.

“Improvements” is defined in Granting Clause II.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Property pursuant to Section 5.07 of the Credit Agreement.

“Insurance Premiums” means all premiums payable under the Insurance Policies.

“Insurance Proceeds” means, at any time, all insurance proceeds or payments to which the Mortgagor may be or become entitled under the Insurance Policies by reason of any Casualty plus all insurance proceeds and payments to which the Mortgagor may be or become entitled by reason of any Casualty under any other insurance policies or coverages maintained by the Mortgagor with respect to the Property.

“Insurance Requirements” means all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to the Property, any adjoining vaults, sidewalks, parking areas or driveways, or any use or condition thereof.

“Land” is defined in Granting Clause I.

“LC Disbursement” means a payment made by an LC Issuing Bank in respect of a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by the Borrowers at such time. The LC Exposure of any Revolving Lender (as defined in the Credit Agreement) at any time will be its Revolving Percentage (as defined in the Credit Agreement) of the total LC Exposure at such time.

“Lease” means each lease, sublease, tenancy, subtenancy, license, franchise, concession or other occupancy agreement relating to the Property, together with any guarantee of the obligations of the tenant thereunder or any right to possession under the Bankruptcy Code or any other Applicable Law in the event of the rejection of any Lease by the landlord or its trustee pursuant to said Code or said Applicable Law.

“Legal Requirements” means all provisions of the Leases, Agreements, Permits and all provisions of Applicable Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions and requirements of, and agreements with, governmental bodies, agencies or officials, now or hereafter applicable to the Property, or any use or condition thereof.

“Lenders” means the “Lenders” under the Credit Agreement.

“Letter of Credit” means any letter of credit issued pursuant to the Credit Agreement.

“Lien” is defined in the Credit Agreement.

“Loan Documents” is defined in the Credit Agreement.

“Loans” means loans made by the Lenders to the Borrowers pursuant to the Credit Agreement.

“Material Adverse Effect” is defined in Credit Agreement.

“Mortgage” is defined in the Preamble.

“Mortgaged Property” is defined in the Granting Clauses.

“Mortgagee” is defined in the Preamble.

“Mortgagor” is defined in the Preamble.

“Non-Contingent CA Secured Obligation” means at any time any CA Secured Obligation (or portion thereof) that is not a Contingent CA Secured Obligation at such time.

“Other Mortgages” is defined in Section 7.10.

“Overseas Borrowers” means (i) XCE, (ii) XCD and (iii) any other Qualified Foreign Subsidiary (as defined in the Credit Agreement) as to which an Election to Participate shall have been delivered to the Administrative Agent in accordance with Section 2.18 of the Credit Agreement; provided that the status of any of the foregoing as an Overseas Borrower shall terminate if and when an Election to Terminate (as defined in the Credit Agreement) is delivered to the Administrative Agent in accordance with Section 2.18 of the Credit Agreement.

“Permits” is defined in Granting Clause.

“Permitted Encumbrances” means the Security Interests, Liens and other matters described in Exhibit B hereto.

“Permitted Liens” means the Security Interests and Liens on the Collateral permitted to be created or assumed or to exist pursuant Section 6.01 of the Credit Agreement or pursuant to the Security Agreement.

“Person” is defined in the Credit Agreement.

“Post-Default Rate” means a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate (as defined in the Credit Agreement) Loans from time to time.

“Post-Petition Interest” means, with respect to any obligation of any Person, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Person (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” is defined in the Security Agreement.

“Property” is defined in Granting Clause III.

“Receiver” is defined in Section 5.02(a)(iv).

“Release Conditions” means the following conditions for releasing all the Mortgaged Property and terminating all the Security Interests:

(i) all Revolving Commitments under the Credit Agreement shall have expired or been terminated;

(ii) all Non-Contingent CA Secured Obligations shall have been paid in full; and

(iii) no Contingent CA Secured Obligation shall remain outstanding;

provided that the condition in clause (iii) shall not apply to outstanding Letters of Credit if (x) no Event of Default has occurred and is continuing and (y) Xerox or the applicable Borrower has granted to the Collateral Agent, for the benefit of the Revolving Lenders (or, if the obligations of the Revolving Lenders to reimburse the applicable LC Issuing Banks have been terminated, to such LC Issuing Banks), a Security Interest in Liquid Investments (or causes a bank acceptable to the Required Revolving Lenders or such LC Issuing Banks, as the case may be, to issue a letter of credit naming the Collateral Agent or such LC Issuing Banks as beneficiary) in an amount at least equal to 105% of the LC Exposure (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to the Required Revolving Lenders or such LC Issuing Banks, as the case may be.

“Rents” is defined in Granting Clause VII.

“Required Lenders” is defined in the Credit Agreement.

“Restoration” means the restoration, repair, replacement or rebuilding of the Property after a Casualty or Condemnation and “Restore” means to restore, repair, replace or rebuild the Property after a Casualty or Condemnation, in each case as nearly as possible to a value, utility and condition existing immediately prior to such Casualty or Condemnation.

“Revolving Commitment” is defined in the Credit Agreement.

“Subsidiary” means any subsidiary of Xerox.

“Secured Loan Amount” is defined in the fourth WHEREAS clause of this Mortgage.

“Secured Obligations” means (i) the CA Secured Obligations, (ii) the XCFI Secured Obligations, and, (iii) the Hedging Secured Obligations.

“Secured Parties” means (i) with respect to the CA Secured Obligations, the Agents, the Lenders and the LC Issuing Banks, (ii) with respect to the XCFI Secured Obligations, the Trustee under each of the XCFI Indentures (and any successor Trustee thereunder) for the benefit of the holders of the XCFI Debentures and (iii) with respect to the Hedging Secured Obligations, the Hedging Secured Parties.

“Secured Subsidiary Guarantor” means a Subsidiary Guarantor other than XCC.

“Security Agreement” means the Guarantee and Security Agreement dated as of June 25, 2003, among the Mortgagor, the Subsidiary Guarantors party thereto and the Mortgagee pursuant to which, among other things, the Mortgagor and the Secured Subsidiary Guarantors grant to the Mortgagee a security interest in certain collateral (as described therein).

“Security Deposit” means any payment, note, letter of credit or other security or deposit made or given by or on behalf of a tenant under a Lease as security for the performance of its obligations thereunder, and any interest accrued thereon.

“Security Documents” means the Security Agreement, this Mortgage, the Other Mortgages and each other Security Document (as defined in the Credit

Agreement) executed and delivered by a Domestic Credit Party (as defined in the Credit Agreement) pursuant to the Credit Agreement.

“Security Interests” means the security interests in the Collateral granted under the Domestic Security Documents securing the Secured Obligations.

“Subsidiary Guarantors” means each Subsidiary listed on the signature pages of the Security Agreement under the caption “Guarantors” and each Subsidiary that shall, at any time, after the date thereof, become a “Guarantor” pursuant to Section 20 of the Security Agreement.

“Transfer” means, when used as a noun, any sale, conveyance, disposition, assignment, lease, license or other transfer and, when used as a verb, to sell, convey, dispose, assign, lease, license or otherwise transfer, in each case (i) whether voluntary or involuntary, (ii) whether direct or indirect and (iii) including any agreement providing for a Transfer or granting any right or option providing for a Transfer.

“UCC” means the Uniform Commercial Code as in effect in the State in which the Mortgaged Property is located, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or the priority of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Mortgaged Property is located, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“XCD” means Xerox Canada Capital Ltd., a Canadian corporation.

“XCE” means Xerox Capital (Europe) plc, a company incorporated in England and Wales.

“XCFI Debentures” means (a) the 10.70% Sinking Fund Debentures due 2006 issued pursuant to that certain Trust Indenture dated as of December 15, 1986, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee and (b) the 12.15% Sinking Fund Debentures due 2007 issued pursuant to that certain Trust Indenture dated as of October 27, 1987, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee.

“XCFI Indentures” means (a) that certain Trust Indenture dated as of December 15, 1986, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee and (b) that certain Trust Indenture dated as of October 27, 1987, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee.

“XCFI Secured Obligations” means the obligations of the Mortgagor under the XCFI Indentures and shall include all amounts outstanding under the XCFI Debentures and accrued and unpaid interest and other amounts owing with respect thereto.

“Xerox Guarantee” means the Mortgagor’s guarantee of the Overseas CA Secured Obligations (as defined in the Security Agreement).

(c) In this Mortgage, unless otherwise specified, references to this Mortgage, other Loan Documents, Leases, Permits and Agreements include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications thereof, in whole or in part.

SECTION 1.02. Interpretation. In this Mortgage, unless otherwise specified: (a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements, including the terms Leases, Improvements, Land, Secured Obligations, Property and Mortgaged Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (c) words importing any gender include the other genders; (d) references to any Person include such Person’s successors and assigns and in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) the words “consent”, “approve”, “agree” and “request”, and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question; (g) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (h) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Mortgage in its entirety; (i) references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses of this Mortgage; (j) the Schedules and Exhibits to this Mortgage are incorporated herein by reference; (k) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of this Mortgage; (l) all obligations of the Mortgagor hereunder shall be satisfied by the Mortgagor at the Mortgagor’s sole cost and expense; and (m) all rights and powers granted to the Mortgagee hereunder shall be deemed to be coupled with an interest and be irrevocable.

SECTION 1.03. Resolution of Drafting Ambiguities. The Mortgagor acknowledges that it was represented by counsel in connection with this Mortgage, that it and its counsel reviewed and participated in the preparation and negotiation of this Mortgage and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or the Mortgagee shall not be employed in the interpretation of this Mortgage.

ARTICLE 2

CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 2.01. Title, Authority and Effectiveness. (a) The Mortgagor represents and warrants that (i) the Mortgagor has good and marketable title to the fee simple interest in the Land and the Improvements, free and clear of all Liens other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect; (ii) the Mortgagor is the owner of, or has a valid leasehold interest in, the Equipment and all other items constituting the Mortgaged Property, in each case free and clear of all Liens other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the appropriate property management personnel of the Mortgagor, as of the date hereof, neither the Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein except as permitted under the Credit Agreement; and (iv) this Mortgage constitutes a valid, binding and enforceable agreement of the Mortgagor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b) The Mortgagor shall for as long as the Secured Obligations remain outstanding and except as otherwise permitted by the Credit Agreement, preserve,

protect, warrant and defend (i) its estate, right, title and interest in and to the Mortgaged Property, (ii) the validity, enforceability and priority of the Lien of this Mortgage on the Mortgaged Property, and (iii) the right, title and interest of the Mortgagee and any purchaser at any sale of the Mortgaged Property hereunder or relating hereto, in each case, against all other Liens, subject only to the Permitted Liens.

(c) The Mortgagor, at its sole cost and expense, shall (i) upon the request of the Mortgagee, promptly correct any defect or error which may be discovered in this Mortgage or any financing statement or other document relating hereto; and (ii) promptly execute, acknowledge, deliver, record and re-record, register and re-register, and file and re-file this Mortgage and any financing statements or other documents which the Mortgagee may require from time to time (all in form and substance reasonably satisfactory to the Mortgagee) in order (A) to effectuate, complete, perfect, continue or preserve the Lien of this Mortgage as a first Lien on the Mortgaged Property, whether now owned or hereafter acquired, subject only to the Permitted Liens, or (B) to effectuate, complete, perfect, continue or preserve any right, power or privilege granted or intended to be granted to the Mortgagee hereunder or otherwise accomplish the purposes of this Mortgage. To the fullest extent permitted by Applicable Law, the Mortgagor hereby authorizes the Mortgagee to execute and file financing statements or continuation statements without the Mortgagor’s signature appearing thereon. The Mortgagor shall pay on demand the costs of, or incidental to, any recording or filing of any financing or continuation statement, or amendment thereto, concerning the Mortgaged Property.

(d) Upon the recording of this Mortgage in the appropriate county recording offices, the Lien of this Mortgage and the Security Interest in the Mortgaged Property constituting real property and fixtures granted hereby shall be a perfected first Lien on and Security Interest in such Mortgaged Property prior to all Liens on and security interests in such Property other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect.

(e) Nothing herein shall be construed to subordinate the Lien of this Mortgage to any Permitted Lien to which the Lien of this Mortgage is not otherwise subordinate.

SECTION 2.02. Secured Obligations. The Mortgagor shall duly and punctually pay, perform and observe the Secured Obligations at the time and place and in the manner specified in the Credit Agreement and the other Loan Documents.

SECTION 2.03. Impositions. Except as may be otherwise permitted under the Credit Agreement, the Mortgagor shall (i) duly and punctually pay all Impositions that if not paid, could result in a Material Adverse Effect, other than Impositions that are being contested in accordance with the Credit Agreement; (ii) not make any deduction from or claim any credit on any Secured Obligation by reason of any Imposition and, to the extent permitted under Legal Requirements, hereby irrevocably waives any right to do so; and (iii) upon request, promptly deliver to the Mortgagee such information and documents with respect to the matters referred to in this Section as the Mortgagee shall reasonably request.

SECTION 2.04. Insurance Requirements. The Mortgagor represents and warrants that (i) as of the date hereof, the Property and the use and operation thereof comply in all material respects with all Insurance Requirements; (ii) as of the date hereof, there is no material default under any Insurance Requirement; and (iii) the execution, delivery and performance of this Mortgage will not contravene in any material respect any provision of or constitute a material default under any Insurance Requirement.

SECTION 2.05. Care of the Property. The Mortgagor shall (i) operate and maintain the Property, or use commercially reasonable efforts to cause the same to be operated and maintained, in good working order and condition in accordance with past practice, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) promptly make, or cause to be made, all Restorations of and to the Property required by the Credit Agreement and all other Restorations of and to the Property, whether interior or exterior, structural or nonstructural, foreseen or unforeseen, which may be necessary or appropriate to keep the Property in good order, repair and condition in accordance with past practice, which Restoration shall be equal in quality to or better than the Property as of the date hereof except where failures to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) upon request, promptly deliver to the Mortgagee such information and documents with respect to the matters referred to in this Section as the Mortgagee shall reasonably request.

SECTION 2.06. Liens. The Mortgagor shall not create or permit to be created or to remain, and shall immediately discharge or cause to be discharged, any Lien on the Mortgaged Property or any interest therein, in each case (i) whether voluntarily or involuntarily created, (ii) whether directly or indirectly a Lien thereon and (iii) whether or not subordinated hereto, except, in each case, for Permitted Liens. The provisions of this Section shall apply to each and every Lien (other than Permitted Liens on the Mortgaged Property or any interest therein, regardless of whether or not a consent to, or waiver of a right to consent to, any other Lien thereon has been previously obtained in accordance with the terms of the Loan Documents. Nothing herein shall obligate the Mortgagor to remove any inchoate statutory Lien in respect of obligations not yet due and payable.

SECTION 2.07. Transfer. The Mortgagor shall not Transfer, or suffer any Transfer of, the Mortgaged Property or any part thereof or interest therein, except as permitted or contemplated by Section 6.05 of the Credit Agreement or any other Loan Document. The provisions of this Section shall apply to each and every Transfer of the Mortgaged Property or any interest therein, regardless of whether or not a consent to, or waiver of a right to consent to, any other Transfer thereof has been previously obtained in accordance with the provisions of the Loan Documents.

SECTION 2.08. Certain Amounts. If the Mortgagee exercises any of its rights or remedies under this Mortgage, or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease (and at such time an Event of Default shall have occurred and is continuing), or if a condemnation proceeding is instituted affecting the Mortgaged Property (and at such time an Event of Default shall have occurred and is continuing), the Mortgagor will pay all reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto and the reasonable expenses of any such action or proceeding together with all statutory or other costs, disbursements and allowances, interest thereon from the date of demand for payment thereof at the Post-Default Rate, and such sums and the interest thereon shall, to the extent permissible by law, be a Lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by law. Any payment of amounts due under this Mortgage not made on or before the due date for such payments (including any applicable notice and grace period) shall accrue interest daily without notice from the due date until paid at the Post-Default Rate, and such interest at the Post-Default Rate shall be immediately due upon demand by the Mortgagee.

ARTICLE 3

INSURANCE, CASUALTY AND CONDEMNATION

SECTION 3.01. Insurance. (a) The Mortgagor shall maintain in full force and effect Insurance Policies with respect to the Property as required by Section 5.07 of the Credit Agreement.

(b) If at any time the area in which any Improvement is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Mortgagor shall obtain flood insurance in such total amount as the Mortgagee may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. As of the date hereof, the Mortgagee acknowledges that the Improvements are not located in a “flood hazard area.”

SECTION 3.02. Casualty. The Mortgagor represents and warrants that, as of the date hereof, there is no material Casualty affecting the Property.

SECTION 3.03. Condemnation. The Mortgagor represents and warrants that, as of the date hereof, (i) it has not received any written notice of any Condemnation affecting the Property, (ii) to the knowledge of the appropriate property management personnel of the Mortgagor, there are no negotiations or proceedings which might result in such a Condemnation, and to the knowledge of the appropriate property management personnel of the Mortgagor, no such Condemnation is proposed or threatened.

ARTICLE 4

CERTAIN SECURED OBLIGATIONS

SECTION 4.01. Maximum Amount of Indebtedness. The maximum aggregate principal amount of indebtedness that is, or under any contingency may be, secured by this Mortgage (including a Borrower’s obligation to reimburse advances made by any Lender following the occurrence and during the continuance of an Event of Default), either at execution or at any time thereafter, shall not exceed the Secured Loan Amount, plus, to the extent permissible under Applicable Law, amounts that Mortgagee expends after an Event of Default under this Mortgage to the extent that any such amounts shall constitute payment of (i) taxes, charges or assessments that may be imposed by law upon any Mortgaged Property; (ii) premiums on insurance policies covering any Mortgaged Property; (iii) expenses incurred in upholding the Lien of this Mortgage, including the expenses of any litigation to prosecute or defend the rights and Lien created by this Mortgage; or (iv) any amount, cost or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority; then, and in each such event, such amounts or costs, together with interest thereon, shall be added to the indebtedness secured hereby and shall be secured by this Mortgage.

SECTION 4.02. Treatment of Borrowing and Repayments. Pursuant to the Credit Agreement, the amount of the Secured Obligations may increase and decrease from time to time as Lenders advance, Borrowers repay, and Lenders readvance sums on account of the Secured Obligations, all as more fully described in the Credit Agreement; provided that, as more fully described in the Credit Agreement, the Term Loans under the Credit Agreement may not be reborrowed after they are repaid. For purposes of this Mortgage, so long as the unpaid balance of the Secured Obligations equal or exceed the Secured Loan Amount, the amount of the Secured Obligations secured by this Mortgage shall at all times equal only the Secured Loan Amount as more fully described in Section 4.01. Such Secured Loan Amount represents only a portion of the first sums advanced by Lenders with respect to the Secured Obligations.

SECTION 4.03. Reduction of Secured Loan Amount. The Secured Loan Amount shall be reduced only by the last and final sums that Borrowers repay with respect to the Secured Obligations and shall not be reduced by any intervening repayments of the Secured Obligations by Borrowers. As of the Effective Date, the total amount of the Secured Obligations exceeds the Secured Loan Amount, so that the Secured Loan Amount represents only a portion of the Secured Obligations actually outstanding.

SECTION 4.04. Application of Payments and Repayments. Notwithstanding anything herein or in any Security Document to the contrary, so long as the balance of the Secured Obligations exceeds the Secured Loan Amount, any payments and repayments of any Secured Obligation by any Borrower shall not be deemed to be applied against, or to reduce, the portion of the Secured Obligations secured by this Mortgage, as more fully described in Section 4.01. Such payments shall instead be deemed to reduce only such portions of the Secured Obligations as are secured by mortgages encumbering real property located outside the State of New York, which mortgages secure the entire Secured Obligations (except to the extent, if any, that specific mortgages in such states contain specific limitations on the amount secured).

SECTION 4.05. Limitation on Prepayment; Effect of Excessive Prepayment. In the event the aggregate unpaid balance of the Secured Obligations is reduced (as provided in Sections 4.03 and 4.04) below the Secured Loan

Amount this Mortgage shall not thereafter secure any further advances or readvances of Secured Obligations thereafter made pursuant to the Credit Agreement unless and until an additional instrument which evidences such further advances or readvances, if any, is recorded in the Office of the County Clerk of the county or counties of New York in which the Mortgaged Property is located and any mortgage recording taxes payable with respect to such instrument and/or such further advances or readvances are paid. Notwithstanding anything herein to the contrary, in the event the aggregate unpaid balance of the Secured Obligations is reduced (as provided in Sections 4.03 and 4.04) below the Secured Loan Amount and a Borrower thereafter requests further advances or readvances, the Mortgagor shall execute, acknowledge and record such an instrument in form and substance reasonably satisfactory to the Mortgagee and pay any additional mortgage recording taxes attributable thereto and/or to such further advances or readvances.

SECTION 4.06. No Limitation on Certain Rights. Nothing in the foregoing paragraphs relating to the Secured Loan Amount and treatment of payments, repayments, advances and readvances shall be deemed or construed to: (i) prevent Borrowers from fully prepaying the Loans in accordance with the Credit Agreement; (ii) prevent Borrowers from obtaining the release of the Mortgaged Property to the extent otherwise provided for in the Loan Documents; or (iii) limit or impair any Lender’s remedies, including any Lender’s right to require repayment of the Loans (as more fully described in the Credit Agreement) upon an Event of Default.

SECTION 4.07. Right to Perform Obligations. If an Event of Default arises as a result of the failure by Mortgagor to pay or perform any of its obligations under Section 2.03 or if an Actionable Event of Default shall have occurred and is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Mortgagee shall have the right, (i) with simultaneous notice if such payment or performance is necessary in the reasonable opinion of the Mortgagee to preserve the Mortgagee’s rights under this Mortgage or with respect to the Mortgaged Property, or (ii) after notice given reasonably in advance to allow the Mortgagor an opportunity to cure, to pay or perform such obligation, provided the Mortgagor is not contesting payment or performance in accordance with the Credit Agreement, and further provided that no such payment or performance shall be construed to be a cure of any Default or waiver of any Default or Secured Obligation. If pursuant to this Section 4.07, the Mortgagee shall make any payment on behalf of the Mortgagor or shall incur hereunder any expense for which the Mortgagee is entitled to reimbursement pursuant to the provisions of the Loan Documents, such Secured Obligation shall be repayable on demand and shall bear interest from the date incurred at the Post-Default Rate. Such interest, and any other interest on the Secured Obligations payable at the Post-Default Rate pursuant to the terms of the Loan Documents, shall accrue through the date paid notwithstanding any intervening judgment of foreclosure or sale. All such interest shall be part of the Secured Obligations and shall be secured by this Mortgage.

SECTION 4.08. Changes in the Laws Regarding Taxation. If after the date hereof there is enacted any Applicable Law deducting from the value of the Property for the purpose of taxation the Lien of any Security Document or changing in any way the Applicable Law for the taxation of mortgages, deeds of trust or other Liens or obligations secured thereby, or the manner of collection of such taxes, so as to adversely affect this Mortgage, the CA Secured Obligations, or any Secured Party holding CA Secured Obligations, upon demand by the Mortgagee or any other affected Secured Party holding CA Secured Obligations and to the fullest extent permitted under Applicable Law, the Mortgagor shall pay all taxes, assessments or other charges resulting therefrom or shall reimburse such Secured Party for all such taxes, assessments or other charges which such Secured Party is obligated to pay as a result thereof.

SECTION 4.09. Indemnification. The Mortgagor shall indemnify and hold harmless each Indemnitee (as defined in the Credit Agreement) from and against all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee, arising out of, in connection with, or as a result of, (a) the Mortgagee’s exercise of any of its rights and remedies hereunder; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, street or ways (other than to the extent the same may occur from and after ownership and possession of the Mortgaged Property is transferred to a purchaser at a foreclosure sale or otherwise); and (c) any other conduct or misconduct of the Mortgagor, any lessee or other occupant of any of the Mortgaged Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees (other than to the extent the same may occur from and after ownership and possession of the Mortgaged Property is transferred to a purchaser at a foreclosure sale or otherwise); provided, however, such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and unappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct. Any amount payable under this Section will be payable on demand, be deemed a CA Secured Obligation and will bear interest pursuant to Section 4.07. The obligations of the Mortgagor under this Section shall survive the release of this Mortgage.

ARTICLE 5

DEFAULTS, REMEDIES AND RIGHTS

SECTION 5.01. Events of Default. (a) Any Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

(b) All notice and cure periods provided in the Credit Agreement shall run concurrently with any notice or cure periods provided under Applicable Law.

SECTION 5.02. Remedies. (a) Upon an acceleration of the Loans in accordance with the terms of the Credit Agreement and provided that the Ratings Condition shall not then be satisfied, the Mortgagee shall have the right and power to exercise any of the following remedies and rights, subject to mandatory provisions of Applicable Law, to wit:

(i) to institute a proceeding or proceedings, by advertisement, judicial process or otherwise as provided under Applicable Law, for the complete or partial foreclosure of this Mortgage or the complete or partial sale of the Mortgaged Property under the power of sale hereunder or under any Applicable Law; or

(ii) to sell the Mortgaged Property, and all estate, right, title, interest, claim and demand of the Mortgagor therein and thereto, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real or personal property, at such time and place and upon such terms as the Mortgagee may deem expedient or as may be required under Applicable Law, and in the event of a sale hereunder or under any Applicable Law of less than all of the Mortgaged Property, this Mortgage shall continue as a Lien on the remaining Mortgaged Property; or

(iii) to institute a suit, action or proceeding for the specific performance of any of the provisions of this Mortgage; or

(iv) to be entitled to the appointment of a receiver, supervisor, trustee, liquidator, conservator or other custodian (a “Receiver”) of the Mortgaged Property, without notice to Mortgagor, to the fullest extent permitted by law, as a matter of right and without regard to, or the necessity to disprove, the adequacy of the security for the Secured Obligations or the solvency of the Mortgagor or any other Borrower, and the Mortgagor hereby, to the fullest extent permitted by Applicable Law, irrevocably waives such necessity and consents to such appointment, without notice, said appointee to be vested with the fullest powers permitted under Applicable Law, including to the fullest extent permitted under Applicable Law those under Section 5.02(a)(v); or

(v) to enter upon the Property, by the Mortgagee or a Receiver (whichever is the Person exercising the rights under this clause), and, to the extent permitted under Applicable Law, exclude the Mortgagor and its managers, employees, contractors, agents and other representatives therefrom in accordance with Applicable Law, without liability for trespass, damages or otherwise, and take possession of all other Mortgaged Property and all books, records and accounts relating thereto, and upon demand the Mortgagor shall surrender possession of the Property, the other Mortgaged Property and such books, records and accounts to the Person exercising the rights under this clause; and having and holding the same, the Person exercising the rights under this clause may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its managers, employees, contractors, agents or other representatives, without interference from the Mortgagor or its managers, employees, contractors, agents and other representatives; and, upon each such entry and from time to time thereafter, at the expense of the Mortgagor and the Mortgaged Property, without interference by the Mortgagor or its managers, employees, contractors, agents and other representatives, the Person exercising the rights under this clause may, as such Person deems expedient, (A) insure or reinsure the Property, (B) make all necessary or proper repairs, renewals, replacements, alterations, additions, Restorations, betterments and improvements to the Property and (C) in such Person’s own name or, at the option of such Person, in the Mortgagor’s name, exercise all rights, powers and privileges of the Mortgagor with respect to the Mortgaged Property, including the right to enter into Leases with respect to the Property, including Leases extending beyond the time of possession by the Person exercising the rights under this clause; and the Person exercising the rights under this clause shall not be liable to account for any action taken hereunder, other than for Rents actually received by such Person, and shall not be liable for any loss sustained by the Mortgagor resulting from any failure to let the Property or from any other act or omission of such Person, except to the extent such loss is caused by such Person’s own willful misconduct or gross negligence; or

(vi) with or, to the fullest extent permitted by Applicable Law, without entry upon the Property, in the name of the Mortgagee or a Receiver (as required by law and whichever is the Person exercising the rights under this clause) or, at such Person’s option, in the name of the Mortgagor, to collect, receive, sue for and recover all Rents and proceeds of or derived from the Mortgaged Property, and after deducting therefrom all costs, expenses and liabilities of every character incurred by the Person exercising the rights under this clause in collecting the same and in using, operating, managing, preserving and controlling the Mortgaged Property and otherwise in exercising the rights under Section 5.02(a)(v) or any other rights hereunder, including all amounts necessary to pay Impositions, Rents, Insurance Premiums and other costs, expenses and liabilities relating to the Property, as well as compensation for the services of such Person and its managers, employees, contractors, agents or other representatives, to apply the remainder as provided in Section 5.06; or

(vii) to take any action with respect to any Mortgaged Property permitted under the UCC in accordance with the terms and conditions of the Domestic Security Agreement; or

(viii) to take any other action, or pursue any other remedy or right, as the Mortgagee may have under Applicable Law, and the Mortgagor does hereby grant the same to the Mortgagee; or

(ix) to exercise any rights and remedies pursuant to Article 14 of RPAPL entitled “Foreclosure of Mortgage by Power of Sale”; or

(x) to declare all sums secured hereby to be immediately due and payable, without presentment, demand, notice of any kind, protest or notice of protest, all of which are expressly waived.

(b) To the fullest extent permitted by Applicable Law,

(i) each remedy or right hereunder shall be in addition to, and not exclusive or in limitation of, any other remedy or right hereunder, under any other Loan Document or under Applicable Law;

(ii) every remedy or right hereunder, under any other Loan Document or under Applicable Law may be exercised concurrently or independently and whenever and as often as deemed appropriate by the Mortgagee;

(iii) no failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under Applicable Law shall be construed as a waiver of any Default hereunder or under any other Loan Document;

(iv) no waiver of, failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under Applicable Law upon any Default hereunder or under any other Loan Document shall be construed as a waiver of, or otherwise limit the exercise of, such remedy or right upon any other or subsequent Default hereunder or under any other Loan Document;

(v) no single or partial exercise of any remedy or right hereunder, under any other Loan Document or under Applicable Law upon any Default hereunder or under any other Loan Document shall preclude or otherwise limit the exercise of any other remedy or right hereunder, under any other Loan Document or under Applicable Law upon such Default or upon any other or subsequent Default hereunder or under any other Loan Document;

(vi) the acceptance by the Mortgagee or any other Secured Party of any payment less than the amount of the Secured Obligation in question shall be deemed to be an acceptance on account only and shall not be construed as a waiver of any Default hereunder or under any other Loan Document with respect thereto; and

(vii) the acceptance by the Mortgagee or any other Secured Party of any payment of, or on account of, any Secured Obligation shall not be deemed to be a waiver of any Default hereunder or under any other Loan Document with respect to any other Secured Obligation.

(c) If the Mortgagee has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to the Mortgagor or any other Person (other than other Secured Parties as may be required by the other Loan Documents or the XCFI Indentures), and, in the event that any such proceeding shall be discontinued, abandoned or determined adversely for any reason, the Mortgagor and the Mortgagee shall retain and be restored to their former positions and rights hereunder with respect to the Mortgaged Property, subject to the Lien hereof except to the extent any such adverse determination specifically provides to the contrary.

(d) For the purpose of carrying out any provisions of Section 2.01(c), 4.07, 5.02(a)(v), 5.02(a)(vi), 5.05 or 5.07 or any other provision hereunder authorizing the Mortgagee or any other Person to perform any action on behalf of the Mortgagor upon an Actionable Event of Default or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Mortgagor hereby irrevocably appoints the Mortgagee or a Receiver appointed pursuant to

Section 5.02(a)(vi) or such other Person (as the case may be as the Person appointed under this subsection) as the attorney-in-fact of the Mortgagor (with a power to substitute any other Person in its place as such attorney-in-fact) to act in the name of the Mortgagor or, at the option of the Person appointed to act under this subsection, in such Person’s own name, to take the action authorized under Section 2.01(c), 4.07, 5.02(a)(v), 5.02(a)(vi), 5.05 or 5.07 or such other provision, and to execute, acknowledge and deliver any document in connection therewith or to take any other action incidental thereto as the Person appointed to act under this subsection shall deem appropriate in its discretion; and the Mortgagor hereby irrevocably authorizes and directs any other Person to rely and act on behalf of the foregoing appointment and a certificate of the Person appointed to act under this subsection that such Person is authorized to act under this subsection.

SECTION 5.03. Waivers by the Mortgagor. To the fullest extent permitted under Applicable Law, the Mortgagor shall not assert, and hereby irrevocably waives, any right or defense the Mortgagor may have under any statute or rule of law or equity now or hereafter in effect relating to (i) appraisement, valuation, homestead exemption, extension, moratorium, stay, statute of limitations, redemption, marshalling of the Mortgaged Property or the other assets of the Mortgagor, sale of the Mortgaged Property in any order or notice of deficiency or intention to accelerate any Secured Obligation; (ii) impairment of any right of subrogation or reimbursement; (iii) any requirement that at any time any action must be taken against any other Person, any portion of the Mortgaged Property or any other asset of the Mortgagor or any other Person; (iv) any provision barring or limiting the right of the Mortgagee to sell any Mortgaged Property after any other sale of any other Mortgaged Property or any other action against the Mortgagor or any other Person; (v) any provision barring or limiting the recovery by the Mortgagee of a deficiency after any sale of the Mortgaged Property; (vi) any other provision of Applicable Law which might defeat, limit or adversely affect any right or remedy of the Mortgagee or the holders of the Secured Obligations under or with respect to this Mortgage or any other Security Document as it relates to any Mortgaged Property; or (vii) the right of the Mortgagee to foreclose this Mortgage in its own name on behalf of all of the Secured Parties by judicial action as the real party in interest without the necessity of joining any other Secured Party.

SECTION 5.04. Jurisdiction and Process. (a) To the extent permitted under Applicable Law, in any suit, action or proceeding arising out of or relating to this Mortgage or any other Security Document as it relates to any Mortgaged Property, the Mortgagor irrevocably consents to (i) the jurisdiction of any state or federal court sitting in the State in which the Property is located and irrevocably waives any defense or objection which it may now or hereafter have to the jurisdiction of such court or the venue of such court for or the convenience of such court as the forum for any such suit, action or proceeding, and (ii) the service of (A) any process in any such suit, action or proceeding, or (B) any notice relating to any sale, or the exercise of any other remedy by the Mortgagee hereunder by sending a copy of such process or notice by prepaid overnight courier or United States registered or certified mail, postage prepaid, return receipt requested to the Mortgagor at its address specified in or pursuant to Section 7.03, such service to be effective when received at the address specified or when delivery at such address is refused.

(b) Nothing in this Section shall affect the right of the Mortgagee to bring any suit, action or proceeding arising out of or relating to this Mortgage or any other Security Document in any court having jurisdiction under the provisions of any other Security Document or Applicable Law or to serve any process, notice of sale or other notice in any manner permitted by any other Security Document or Applicable Law.

SECTION 5.05. Sales. Subject to Section 4.01 and 5.02(a) and except as otherwise provided herein, to the fullest extent permitted under Applicable Law, at the election of the Mortgagee, the following provisions shall apply to any sale of the Mortgaged Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise:

(a) The Mortgagee or the court officer (whichever is the Person conducting any sale) may conduct any number of sales from time to time. The power of sale hereunder shall not be exhausted by any sale as to any part or parcel of the Mortgaged Property which is not sold, unless and until the Secured Obligations shall have been paid in full, and shall not be exhausted or impaired by any sale which is not completed or is defective. Any sale may be as a whole or in part or parcels and as provided in Section 5.03, the Mortgagor has thereby waived its right to direct the order in which the Mortgaged Property or any part or parcel thereof is sold.

(b) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

(c) After each sale, the Person conducting such sale shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of the Mortgagor in and to the Mortgaged Property sold and shall receive the proceeds of such sale and apply the same as provided in Section 5.06. The Mortgagor hereby irrevocably appoints the Person conducting such sale as the attorney-in-fact of the Mortgagor (with full power to substitute any other Person in its place as such attorney-in-fact) to act in the name of the Mortgagor or, at the option of the Person conducting such sale, in such Person’s own name, to make without warranty by such Person any conveyance, assignment, transfer or delivery of the Mortgaged Property sold, and to execute, acknowledge and deliver any instrument of conveyance, assignment, transfer or delivery or other document in connection therewith or to take any other action incidental thereto, as the Person conducting such sale shall deem appropriate in its discretion; and the Mortgagor hereby irrevocably authorizes and directs any other Person to rely and act upon the foregoing appointment and a certificate of the Person conducting such sale that such Person is authorized to act hereunder. Nevertheless, upon the request of such attorney-in-fact the Mortgagor shall promptly execute, acknowledge and deliver any documentation which such attorney-in-fact may reasonably require for the purpose of ratifying, confirming or effectuating the powers granted hereby or any such conveyance, assignment, transfer or delivery by such attorney-in-fact.

(d) Any statement of fact or other recital made in any instrument referred to in Section 5.05(c) given by the Person conducting any sale as to the nonpayment of any Secured Obligation, the occurrence of any Event of Default, the amount of the Secured Obligations due and payable, the request to the Mortgagee to sell, the notice of the time, place and terms of sale and of the Mortgaged Property to be sold having been duly given, the refusal, failure or inability of the Mortgagee to act, the appointment of any substitute or successor agent, any other act or thing having been duly done by the Mortgagor, the Mortgagee or any other such Person, shall be taken as conclusive and binding against all other Persons as evidence of the truth of the facts so stated or recited. The Person conducting any sale may appoint or delegate any other Person as agent to perform any act necessary or incident to such sale, including the posting of notices and the conduct of such sale, but in the name and on behalf of the Person conducting such sale.

(e) The receipt by the Person conducting any sale of the purchase money paid at such sale shall be sufficient discharge therefor to any purchaser of any Mortgaged Property sold, and no such purchaser, or its representatives, grantees or assigns, after paying such purchase price and receiving such receipt, shall be bound to see to the application of such purchase price or any part thereof upon or for any trust or purpose of this Mortgage or, in any manner whatsoever, be answerable for any loss, misapplication or nonapplication of any such purchase money or be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

(f) Subject to mandatory provisions of Applicable Law, any sale shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in and to the Mortgaged Property sold, and shall be a perpetual bar both at law and in equity against the Mortgagor and any and all Persons claiming such Mortgaged Property or any interest therein by, through or under the Mortgagor.

(g) At any sale, the Mortgagee may bid for and acquire the Mortgaged Property sold and, in lieu of paying cash therefor, may make settlement for the purchase price by causing the Secured Parties to credit against the Secured Obligations, including the expenses of the sale and the cost of any enforcement proceeding hereunder, the amount of the bid made therefor to the extent necessary to satisfy such bid.

(h) If the Mortgagor or any Person claiming by, through or under the Mortgagor shall transfer or fail to surrender possession of the Mortgaged Property, after the exercise by the Mortgagee of the Mortgagee’s remedies under Section 5.02(a)(v) or after any sale of the Mortgaged Property pursuant hereto, then the Mortgagor or such Person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of summary process for possession of land, or subject to any other right or remedy available hereunder or under Applicable Law.

(i) Upon any sale, it shall not be necessary for the Person conducting such sale to have any Mortgaged Property being sold present or constructively in its possession.

(j) If a sale hereunder shall be commenced by the Mortgagee, the Mortgagee may at any time before the sale abandon the sale, and may institute suit for the collection of the Secured Obligations or for the foreclosure of this Mortgage; or if the Mortgagee should institute a suit for collection of the Secured Obligations or the foreclosure of this Mortgage, the Mortgagee may at any time before the entry of final judgment in said suit dismiss the same and sell the Mortgaged Property in accordance with the provisions of this Mortgage.

SECTION 5.06. Proceeds. Subject to Section 4.01 and except as otherwise provided herein or required under Applicable Law, the proceeds of any sale of, or other realization upon, the Mortgaged Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise shall be applied and paid in accordance with Section 14 of the Security Agreement.

SECTION 5.07. Assignment of Leases. (a) Subject to paragraph 5.07(d) below, the assignments of the Leases and the Rents under Granting Clauses VI and VII are and shall be present, absolute and irrevocable assignments by the

Mortgagor to the Mortgagee and, subject to the license to the Mortgagor under Section 5.07(b), the Mortgagee or a Receiver appointed pursuant to Section 5.02(a)(iv) (as the case may be as the Person exercising the rights under this Section) shall have the absolute, immediate and continuing right to collect and receive all Rents now or hereafter, including during any period of redemption, accruing with respect to the Property. At the request of the Mortgagee or such Receiver, the Mortgagor shall promptly execute, acknowledge, deliver, record, register and file any additional general assignment of the Leases or specific assignment of any Lease which the Mortgagee or such Receiver may reasonably require from time to time (all in form and substance satisfactory to the Mortgagee or such Receiver) to effectuate, complete, perfect, continue or preserve the assignments of the Leases and the Rents under Granting Clauses VI and VII. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Mortgagee or any Person exercising the rights of the Mortgagee hereunder shall be construed to be an assumption by the Mortgagee or any such Person of, or to otherwise make the Mortgagee or such Person liable or responsible for, any of the obligations of the Mortgagor under or with respect to the Leases or for any Rent, Security Deposit or other amount delivered to the Mortgagor, provided that the Mortgagee or any such Person exercising the rights of the Mortgagee hereunder shall be accountable as provided in Section 5.07(c) for any Rents, Security Deposits or other amounts actually received by the Mortgagee or such Person, as the case may be. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Mortgagee or any Person exercising the rights of the Mortgagee hereunder shall be construed to obligate the Mortgagee or any such Person to take any action under or with respect to the Leases or with respect to the Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Property, to appear in or defend any action or proceeding relating to the Leases or the Property, to constitute the Mortgagee as a mortgagee in possession (unless the assignee hereunder actually enters and takes possession of the Property), or to be liable in any way for any injury or damage to person or property sustained by any Person in or about the Property other than to the extent caused by the willful misconduct or gross negligence of the Mortgagee or any Person exercising the rights of the Mortgagee hereunder.

(b) Prior to the occurrence of an Actionable Event of Default or the acceleration of the Loans in accordance with the terms of the Credit Agreement, the Mortgagor shall have a license granted hereby to collect and receive all Rents and apply the same subject to the provisions of the Loan Documents. This license shall terminate, at the option of the Mortgagee, upon the occurrence and during the continuance of an Actionable Event of Default or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement.

(c) If an Actionable Event of Default has occurred and is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Mortgagee or a Receiver appointed pursuant to Section 5.02(a)(iv) (as the case may be as the Person exercising the rights under this Section) shall have the right to terminate the license granted under Section 5.07(b) by notice to the Mortgagor and to exercise the rights and remedies provided under Sections 5.07(a), 5.02(a)(v), 5.02(a)(vi) or any Applicable Law. If an Actionable Event of Default is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, upon demand by the Person exercising the rights under this Section, the Mortgagor shall promptly pay to such Person all Security Deposits under the Leases and all Rents allocable to any period after such Actionable Event of Default or acceleration of the Loans. Subject to Sections 5.02(a)(v) and 5.02(a)(vi) and any applicable requirement of law, any Rents received hereunder by such Receiver shall be promptly paid to the Mortgagee, and any Rents received hereunder by the Mortgagee shall be deposited in the applicable Collateral Account, to be held, applied and disbursed as provided in the Security Agreement, provided that, subject to Sections 5.02(a)(v) and 5.02(a)(vi) and any applicable requirement of law, any Security Deposits actually received by such Receiver shall be promptly paid to the Mortgagee, and any Security Deposits actually received by the Mortgagee shall be held, applied and disbursed as provided in the applicable Leases and Applicable Law.

(d) Nothing herein shall be construed to be an assumption by the Person exercising the rights under this Section, or otherwise to make such Person liable for the performance, of any of the obligations of the Mortgagor under the Leases, provided that such Person shall be accountable as provided in Section 5.07(c) for any Rents or Security Deposits actually received by such Person.

SECTION 5.08. Dealing with the Mortgaged Property. Subject to Section 7.02, the Mortgagee shall have the right to release any portion of the Mortgaged Property to or at the request of the Mortgagor, for such consideration as the Mortgagee may reasonably require without, as to the remainder of the Mortgaged Property, in any way impairing or affecting the Lien or priority of this Mortgage, or improving the position of any subordinate lienholder with respect thereto, or the position of any guarantor, endorser, co-maker or other obligor of the Secured Obligations, except to the extent that the Secured Obligations shall have been reduced by any actual monetary consideration received for such release and applied to the Secured Obligations, and may accept by assignment, pledge or otherwise any other property in place thereof as the Mortgagee may reasonably require without being accountable therefor to any other lienholder.

SECTION 5.09. Information and Right of Entry. (a) Upon reasonable request by the Mortgagee, the Mortgagor shall deliver to the Mortgagee promptly after such request or, if requested by the Mortgagee, on a continuing or periodic basis, any information, certificates and documents with respect to the matters referred to in this Mortgage as the Mortgagor shall reasonably request in order to protect its rights under this Mortgage or with respect to the Mortgaged Property.

(b) The Mortgagee and the representatives of the Mortgagee shall have the right, (i) with simultaneous notice, if any payment or performance is necessary in the reasonable opinion of the Mortgagee to preserve the Mortgagee’s rights under this Mortgage or with respect to the Mortgaged Property, or (ii) after reasonable notice, in all other cases, to enter upon the Property at reasonable times, and with reasonable frequency, to inspect the Mortgaged Property or, subject to the provisions hereof, to exercise any right, power or remedy of the Mortgagee hereunder, provided that any Person so entering the Property shall not unreasonably interfere with the ordinary conduct of the Mortgagor’s business, and providedfurther that no such entry on the Property, for the purpose of performing obligations under Section 4.07 or for any other purpose, shall be construed to be (x) possession of the Property by such Person or to constitute such Person as a mortgagee in possession, unless such Person exercises its right to take possession of the Property under Section 5.02(a)(v), or (y) a cure of any Default or waiver of any Default or Secured Obligation.

ARTICLE 6

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 6.01. Security Agreement. (a) To the extent that the Mortgaged Property constitutes or includes personal property and equipment, including goods or items of personal property or equipment which are or are to become fixtures under Applicable Law, in each case to the extent the same constitutes “Collateral” under the Security Agreement, the Mortgagor hereby grants a security interest therein (and any Proceeds thereof) and this Mortgage shall also be construed as a pledge and a security agreement under the UCC; the Mortgagee shall be entitled with respect to such personal property and equipment to all remedies available under the Security Agreement in the manner and to the extent provided therein.

(b) Notwithstanding the foregoing, to the extent that the Mortgaged Property includes personal property or equipment covered by provisions in the Security Agreement or any other Security Document and such provisions are inconsistent with this Article 6, the provisions of the Security Agreement or such other Security Document shall govern with respect to such personal property and equipment. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that constitutes Collateral under the Security Agreement and is subject of a security interest afforded by the UCC.

(c) The Mortgagor hereby authorizes the Mortgagee to file a Record or Records (as defined in the UCC), including, without limitation, financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Mortgagee may determine, in its sole discretion, are necessary or advisable to perfect the lien and security interest granted to the Mortgagee herein without the Mortgagor’s signature appearing thereon. Such financing statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Mortgagee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Mortgagee herein, including, without limitation, describing such property as all fixtures. The Mortgagor constitutes the Mortgagee its attorney-in-fact to execute and file any filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the Security Interest granted by the Mortgagor hereunder terminates pursuant to Section 7.02. The Mortgagor shall pay the costs of, or reasonable costs incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto concerning the collateral described herein.

SECTION 6.02. Fixture Filing. To the extent that the Mortgaged Property includes goods or items of personal property which are or are to become fixtures under Applicable Law, and to the extent permitted under Applicable Law, the filing of this Mortgage in the real estate records of the county in which the Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

(a)	Name and Address of the debtor:

         Xerox Corporation 800

         Long Ridge Road

         P.O. Box 1600

         Stamford, Connecticut 06905

(b)	Name and Address of the secured party:

         JPMorgan Chase Bank, Collateral Agent

Collateral Control Unit 8-1111
Fannin 301
Houston, Texas 77002

(c) This document covers goods or items of personal property which are or are to become fixtures upon the Property.

(d) The name of the record owner of the real estate on which such fixtures are or are to be located is Xerox Corporation.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Concerning the Mortgagee. (a) The provisions of Article VIII of the Credit Agreement shall inure to the benefit of the Mortgagee in respect of this Mortgage (as if the Mortgagee was an Administrative Agent referred to therein) and shall be binding upon the parties to the Credit Agreement. In furtherance and not in derogation of the rights, privileges and immunities of the Mortgagee therein set forth:

(i) The Mortgagee is authorized to take all such action as is provided to be taken by it as Mortgagee hereunder and all other action incidental thereto. As to any matters not expressly provided for herein (including the timing and methods of realization upon the Mortgaged Property) the Mortgagee shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion.

(ii) The Mortgagee shall not be responsible for the existence, genuineness or value of any of the Mortgaged Property or for the validity, perfection, priority or enforceability of the Lien of this Mortgage on any of the Mortgaged Property, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Mortgagee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Mortgage by the Mortgagor.

(iii) For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent CA Secured Obligation or not, the Mortgagee will be entitled to rely on information from (i) its own records for information as to the Lender and Agents, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Mortgagee has not obtained such information from the foregoing sources, and (iv) Xerox, to the extent that the Mortgagee has not obtained information from the foregoing sources.

(b) At any time or times, solely in order to comply with any Applicable Law, the Mortgagee may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Mortgagee, or to act as separate agent or agents on behalf of the Lenders with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Mortgagee, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 7.01).

SECTION 7.02. Release of Mortgaged Property. (a) Each Security Interest granted hereunder shall terminate, and all rights to the relevant Mortgaged Property shall revert to the Mortgagor, upon the satisfaction of all the Release Conditions, or otherwise to the extent permitted by and subject to the terms and conditions of Sections 9.02 and 9.03 of the Credit Agreement, including upon satisfaction of the Ratings Condition, as the case may be, provided that the lien of this Mortgage shall only terminate upon the written request of Xerox following and during the pendency of the satisfaction of the Ratings Condition.

(b) The Mortgagee may conclusively rely on any certificate delivered to it by the Mortgagor stating that the release of the Mortgaged Property is in accordance with and permitted by the terms of this Mortgage and the other Loan Documents.

(c) Notwithstanding anything to the contrary herein, if at any time prior to the termination of this Mortgage pursuant to this Section 7.02, the XCFI Secured Obligations are paid in full, all rights hereunder of the holders of XCFI Secured Obligations shall simultaneously terminate.

(d) Upon certification by the Mortgagor that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Mortgagor does not materially detract from the value of or materially impair the use by the Mortgagor of the Mortgaged Property subject to such encumbrance, the Mortgagee shall execute such documents as are reasonably requested to subordinate this Mortgage to such encumbrance.

(e) Upon any termination of this Mortgage or release of Mortgaged Property as described in this Section 7.02, the Mortgagee shall, within fifteen (15)

Business Days of written request therefor, at the expense of the Mortgagor, execute, acknowledge and deliver to the Mortgagor such documents, without warranty, as the Mortgagor shall reasonably request to evidence the release and reassignment of Mortgaged Property or termination of this Mortgage, as the case may be.

SECTION 7.03. Notices. All notices, approvals, requests, demands and other communications hereunder shall be given in accordance with Section 21 of the Security Agreement. Any party may change its address, facsimile and/or e-mail address as provided in the Security Agreement.

SECTION 7.04. Amendments in Writing. No provision of this Mortgage shall be modified, waived or terminated, and no consent to any departure by the Mortgagor from any provision of this Mortgage shall be effective, unless the same shall be by an instrument in writing and signed by the Mortgagor and the Mortgagee in accordance with the Credit Agreement.

SECTION 7.05. Severability. All rights, powers and remedies provided in this Mortgage may be exercised only to the extent that the exercise thereof does not violate Applicable Law, and all the provisions of this Mortgage are intended to be subject to all mandatory provisions of Applicable Law and to be limited to the extent necessary so that they will not render this Mortgage illegal, invalid, unenforceable or not entitled to be recorded, registered or filed under Applicable Law. If any provision of this Mortgage or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid or unenforceable, or cause this Mortgage not to be entitled to be recorded, registered or filed, the remaining provisions of this Mortgage or the application of such provision to other Persons or circumstances shall not be affected thereby, and each provision of this Mortgage shall be valid and be enforced to the fullest extent permitted under Applicable Law.

SECTION 7.06. Binding Effect. (a) The provisions of this Mortgage shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(b) To the fullest extent permitted under Applicable Law, the provisions of this Mortgage binding upon the Mortgagor shall be deemed to be covenants which run with the land.

(c) Nothing in this Section shall be construed to permit the Mortgagor to Transfer or grant a Lien upon the Mortgaged Property contrary to the provisions of the Credit Agreement.

SECTION 7.07. Governing Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Local Law Provisions. This Mortgage is not a mortgage of real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each dwelling unit having its own separate cooking facilities.

SECTION 7.10. Multisite Real Estate Transaction. The Mortgagor acknowledges that this Mortgage is one of a number of mortgages, deeds of trust or similar instruments (“Other Mortgages”) that secure the Secured Obligations. Mortgagor agrees that the Lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the Lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of the Secured Obligations, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Secured Obligation or any collateral security therefor including the Other Mortgages. The Lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Secured Obligations or of any of the collateral security therefor, including the Other Mortgages or of any guarantee thereof, and, to the fullest extent permitted by Applicable Law, Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or the Lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the Lien of any of the Other Mortgages or any of Mortgagee’s rights and remedies thereunder. To the fullest extent permitted by Applicable Law, Mortgagor specifically consents and agrees the Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

IN WITNESS WHEREOF, the Mortgagor has executed and delivered this Mortgage as of the day first set forth above.

XEROX CORPORATION

By:	/s/ RHONDA L. SEEGAL
Name: Rhonda L. Seegal Title: Vice President and Treasuer

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT

(Outside of New York State)

Connecticut1 ) ss.:

On this 23rd day of June, in the year 2003, before me, the undersigned, personally appeared Rhonda L. Seegal, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the Stamford, Connecticut2.

/s/ BARBARA K. FOWLER

Notary Public

[Notary Seal]

[1]	Insert state, commonwealth, district, territory, possession or country where the acknowledgment is taken.

[2]	Insert the city, county or other political subdivision and the state, commonwealth, district, territory, possession or country where the acknowledgment is taken.

EXHIBIT A

Description of Land

PARCEL I: SALT RD. & PHILLIPS RD., WEBSTER

Parcel A

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Webster, County of Monroe, State of New York being part of Town Lot 7, Section 11 of the Salt Tract in Township 14, Range 4, being particularly bounded and described as follows:

Beginning at a point in the centerline of Phillips Road (66’ wide) on the northerly line of property of Rochester Gas & Electric RGE (formerly New York Central Railroad – 100’ wide); thence,

South 79°-35’-45” West, on said northerly line of RG&E, a distance of 1103.80 feet to a rebar with cap set on the southerly right of way line of Donovan Park (49.5’ wide); thence,

North 01°-43’-15” West, a distance of 200.41 feet to a concrete monument found; thence,

South 85°-18’-45” West, a distance of 594.66 feet to a rebar with cap set; thence,

North 01°-38’-16” West, a distance of 1508.69 feet to a concrete monument found; thence,

North 01°-09’-45” West, a distance of 667.06 feet to a concrete monument found thence,

South 89°-24’-15” West, a distance of 247.42 feet to a concrete monument found; thence,

South 01°-36’-45” East, a distance of 92.50 feet to rebar in concrete found; thence,

South 89°-24’-15” West, passing through a concrete monument found on the easterly right of way line of Webster Road (66’ wide), a total distance of 601.29 feet to a point in the centerline of said Webster Road; thence,

North 08°-51’-15” East, along said centerline, a distance of 290.75 feet to a point; thence,

North 89°-19’-20” East, along the southerly line of lands now or formerly of Diane Atkinson (L. 8864 of Deeds, P. 682), a distance of 289.26 feet to a concrete monument found; thence,

North 00°-40’-40” West, continuing along the easterly line of said Atkinson, a distance of 235.00 feet to a concrete monument found; thence,

South 89°-19’-20” West, passing through a concrete monument on said easterly right of way line of Webster Road, a total distance of 274.00 feet to a point in the centerline of said Webster Road, thence,

North 00°-40’-40” West, along said centerline of said Webster Road, a distance of 611.10 feet to a point; thence,

North 01°-12’-10” West, continuing along said centerline of said Webster Road, a distance of 176.99 feet to a point; thence,

North 88°-42’-00” East, along the southerly line of lands now or formerly of George Madison (L. 3220 of Deeds, P. 435), passing through a concrete monument on the easterly right of way line of Webster Road, a total distance of 299.70 feet to a concrete monument found; thence,

North 01°-12’-10” West, continuing along the easterly line of said Madison, a distance of 231.99 feet to a concrete monument found; thence,

South 88°-47’-50” West, continuing along the northerly line of said Madison, a distance of 249.70 feet to a rebar with cap set on the easterly right of way line of said Webster Road, as appropriated to the State of New York (Map 10, Parcel 10); thence,

North 01°-12’-10” West, on the easterly right of way line of said appropriation, a distance of 309.17 feet to a rebar with cap set; thence,

North 88°-52’-30” East, along the southerly line of the Mill Creek Subdivision (Liber 300 of Maps, Page 75), a distance of 1809.68 feet to a concrete monument found; thence,

North 01°-29’-25” West, along the easterly line of lands now or formerly of Anthony Bingo & Son Inc., a distance of 368.88 feet to a concrete monument found; thence,

2

PARCEL I – A Continued

North 88°-38’-35” East, continuing along the southerly line of lands now or formerly of Anthony Bingo & Son Inc., a distance of 264.49 feet to a concrete monument found; thence,

North 01°-29-25” West, continuing along the easterly line of lands now or formerly of Anthony Bingo & Son Inc., a distance of 132.00 feet to a concrete monument found; thence,

North 88°-41’-45” East, along the southerly line of lands now or formerly of Michael Syracusa (L. 7994 of Deeds, P. 221), a distance of 331.70 feet to a point in the centerline of Phillips Road (66’ wide); thence,

South 01°-33’-35” East, along said centerline of Phillips Road, a distance of 478.56 feet to a point; thence,

South 01°-34’-04” East, continuing along said centerline, a distance of 24.43 feet to a point; thence,

South 88°-52’-31” West, along the northerly line of lands now or formerly of 680 Basket Road Associates, a distance of 429.00 feet to a concrete monument found; thence,

South 01°-34’-04” East, continuing along the westerly line of said Basket Road Associates, a distance of 1015.09 feet to a point on the westerly line of lands now or formerly of the Tennis Club of Webster; thence,

South 01°-22’-44” East, continuing along the westerly line of said Tennis Club Webster, a distance of 396.45 feet to a concrete monument found; thence,

North 88°-45’-16” East, along the southerly line of lands now or formerly of R-NET (L. 8567, P. 66), a distance of 429.07 feet to a point in the centerline of said Phillips Road; thence,

South 01°-20’-14” East, along said centerline, a distance of 2416.95 feet to the Point of Beginning.

Parcel B Area =	176.029 +/- Acres to centerline of Roads.
172.921 +/- Acres to right-of-way lines.

3

Parcel B

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Webster, County of Monroe, State of New York being part of Town Lot 7, Section 11 of the Salt Tract in Township 14, Range 4, being particularly bounded and described as follows:

Beginning at the centerline intersection of Schlegel Road (49.5’ wide) and Salt Road (66’ wide); thence,

South 01°-42’-25” East, along the centerline of said Salt Road, a distance of 3052.30 feet to a point on the division line between Xerox Corporation on the south and lands now or formerly of William G. Boulter (L. 8556 of Deeds, P. 384) on the north; thence,

North 88°-10’-10” East, along said division line, passing through a rebar found on the right of way line of Salt Road, a total distance of 1908.20 feet to a rebar with cap set; thence,

South 01°-35’-49” East, continuing along said division line a distance of 1542.00 feet to a rebar with cap set on the northerly line of lands now or formerly the County of Monroe Industrial Development Agency COMIDA (L. 8955 of Deeds, P. 40); thence,

South 89°-02’-44” West, along the northerly line of said COMIDA, a distance of 705.50 feet to a 5/8” rebar found; thence,

South 01°-52’-05” East, continuing along the westerly line of said COMIDA, a distance of 709.58 feet to a 5/8” rebar found at the northeast corner of lands now or formerly of COMIDA (L. 9310 of Deeds, P. 519); thence,

South 88°-07’-55” West, through a series of six 5/8” rebars found along said northerly line, a distance of 1201.73 feet to a point in the centerline of said Salt Road; thence,

South 01°-51’-25” East, along said centerline, a distance of 760.58 feet to a point on the division line between Xerox Corporation on the north and lands now or formerly of David Bertch (L. 6115 of Deeds, P. 90) on the south; thence,

4

South 88°-08’-35” West, along said division line, a distance of 233.00 feet to a rebar with cap set; thence,

South 01°-41’-55” East; continuing along said division line, a distance of 218.57 feet to a rebar with cap set; thence,

North 88°-33’-08” East, continuing along said division line, a distance of 233.00 feet to a point in the centerline of said Salt Road; thence,

South 01°-26’-52” East, along said centerline, a distance of 247.04 feet to a point on the division line between Xerox Corporation on the north and lands now or formerly of Charles Hain on the south; thence,

South 88°-33’-08” West, along said division line, a distance of 256.25 feet to a rebar with cap set; thence,

South 01°-26’-52” East; continuing along said division line, a distance of 170.00 feet to a rebar with cap set; thence,

North 88°-33’-08” East, continuing along said division line, a distance of 256.25 feet to a point in the centerline of said Salt Road; thence,

South 1°-26’-52” East, along said centerline, a distance of 320.10 feet to a point on the northerly line of lands of Rochester Gas & Electric Corporation (formerly New York Central Railroad); thence,

South 79°-35’-45” West, on said northerly line a distance of 5151.29 feet to a point in the centerline of Phillips Road (66’ wide); thence,

North 01°-20’-14” West, along said centerline of Phillips Road, a distance of 2824.00 feet to an angle point; thence,

North 01°-34’-04” West, continuing along said centerline, a distance of 1128.02 feet to an angle point; thence,

5

PARCEL I – B Continued

North 01°-33’-35” West, continuing along said centerline, a distance of 1549.43 feet to an angle point; thence,

North 01°-38-55” West, continuing along said centerline, a distance of 832.89 feet to a point on the division line between Xerox Corporation on the south and lands now or formerly of Salvatore Fico (L. 7517 of Deeds, P. 33) north; thence,

North 89°-01’-30” East, along the southerly line of said Fico, a distance of 297.94 feet to a concrete monument found; thence,

North 01°-38’-55” West, continuing along the easterly line of said Fico, a distance of 298.32 feet to a rebar with cap set; thence,

South 88°-21’-05” West, continuing along the northerly line of said Fico, a distance of 297.92 feet to a point in the centerline of said Phillips Road; thence,

North 01°-38’-55” West, along said centerline, a distance of 953.96 feet to a point; thence,

North 89°-04-45” East, along the southerly line of lands now or formerly of Francis Grundman (L. 5938 of Deeds, P. 15), a distance of 213.00 feet; thence,

North 01°-38’-55” West, continuing along the easterly line of said Grundman, a distance of 100.00 feet to a point; thence,

South 89°-04’-45” West, continuing along the northerly line of said Grundman, a distance of 213.00 feet to a point in the centerline of said Phillips Road; thence,

North 01°-38’-55” West, continuing along said centerline, a distance of 177.21 feet to the old centerline of Schlegel Road (49.5’ wide) thence,

North 89°-04’-45” East, along the old centerline of said Schlegel Road; a distance of 339.05 feet to a point; thence,

6

PARCEL I – B Continued

South 01°-39’-15” East, along the westerly line of lands now or formerly of Gerald & Shirley Moldenhauer; a distance of 177.21 feet to a rebar with cap set; thence,

North 89°-04’-45” East, continuing along the southerly line of said Moldenhauer, a distance of 132.00 feet to a rebar with cap set; thence,

South 01°-39’-15” East, along the westerly line of lands now or formerly of Anthony & Barbara Fornalik, a distance of 47.54 feet to a rebar with cap set; thence,

North 89°-04’-45” East, a long the southerly line of said Fornalik, Scott & Suzanne Sercu (L. 9098, P.513) and Bonnie Henderson (L. 7226, P. 181) a distance of 400.00 feet to a point; thence,

North 01°-39’-15” West, continuing along the easterly line of said Henderson, a distance of 224.75 feet to a point in the centerline of said Schlegel Road; thence,

North 89°-04’-45” East, continuing along said centerline of said Schlegel Road, a distance of 1730.09 feet to a point; thence,

South 00°-16’-25” East, along the westerly line of lands now or formerly of Holley Mossey (L. 9459 P. 194), a distance of 224.75 feet to a rebar with cap set; thence,

North 89°-04’-45” East, continuing along the southerly line of said Mossey and Marie Orlowski (L. 3732, P. 560), a distance of 200.00 feet to a point; thence,

North 00°-16’-25” East, continuing along the easterly line of said Orlowski, a distance of 224.75 feet to a point in the centerline of said Schlegel Road; thence,

North 89°-04’-45” East, continuing along said centerline, a distance of 2265.36 feet to the Point of Beginning.

Parcel B Area =	944.557 +/- Acres to centerline of Roads.
929.762 +/- Acres to right-of-way lines.

7

PARCEL II: 1350 JEFFERSON RD., HENRIETTA

Parcel A

ALL THAT TRACT OR PARCEL OF LAND, containing 50.58 acres, being a portion of Town Lot 3, of the Second Range of Lots, Township 12, Range 7, in the Town of Henrietta, County of Monroe, State of New York, and being more particularly bounded and described as follows:

Beginning at a concrete monument in the north right-of-way line of Jefferson Road, said monument being 44.2+ northerly at right angles form the New York State baseline station 236+61.1+; thence

1.N 20° -29’ -00” E, a distance of 1113.80 feet to a point; thence

2. S 87° -01’ -00” W, a distance of 535.40 feet to a point; thence

3. N 21° -09’ -00” E, a distance of 634.27 feet to a point; thence

4. N 86° -59’ -50” E, a distance of 1024.47 feet to a point; thence

5. S 00° -00’ -00” E, a distance of 675.77 feet to a point; thence

6. N 89° -58’ -48” E, a distance of 323.97 feet to a point; thence

7. S 00° -01’ -12” E, a distance of 206.63 feet to a point; thence

8. N 89° -58’ -48” E, a distance of 22.10 feet to a point; thence

9.S 00° -01’ -12” E, a distance of 14.21 feet to a point; thence

10.N 89° -59’ -51” E, a distance of 471.72 feet to a point; thence

11.S 20° -16’ -14” W, a distance of 244.27 feet to a point; thence

8

PARCEL II – A Continued

12.S 19° -55’ -52” W, a distance of 544.88 feet to a point on the northerly right-of-way of Jefferson Road, said point being 21.3 feet north of existing concrete monument as measured along the easterly property line extended; thence

13.S 89° -53’ -54” W, along the northerly right-of-way of Jefferson Road, a distance of 390.30 feet to a point; thence

14.S 81° -33’ -17” W, along said right-of-way, a distance of 137.73 feet to a point; thence

15.S 89° -54’ -04” W, along said right-of-way, a distance of 1127.96 feet to the Point of Beginning.

Parcel B

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town Lots 1 and 3 of the Second Range of Lots, Township 12, Range 7, in the Town of Henrietta, County of Monroe, and State of New York, shown on map prepared by Sear, Brown Associates, P.C., dated September 26, 1983, and more particularly described as follows: Beginning at a point on the northerly line of Route 252 (Jefferson Road), at its intersection with westerly boundary of lands now or formerly owned by Norma Erdle, said point also being the southeasterly corner of lands now or formerly owned by Xerox Corporation, thence north 19° 55’ 52” east a distance of 544.88 feet to an iron pin; thence north 20° 16’ 14” east a distance of 244.27 feet to a pin, said pin being the point and place of beginning; thence (1) south 89° 59’ 51” west a distance of 471.72 feet to a point; thence (2) north 00° 01’ 12” west a distance of 14.21 feet to a point; thence (3) south 89° 58’ 48” west a distance of 22.10 feet to a point; thence (4) north 00° 01’ 12” west a distance of 206.63 feet to an iron pin; thence (5) south 89° 58’ 48” west a distance of 323.97 feet to an iron pin; thence (6) north 00° 00’ 00” east a distance of 675.77 feet to an iron pin; thence (7) south 86° 59’ 50” west a distance of 117.60 feet to an iron pin; thence (8) north 21° 13’ 00” east a distance of 528.34 feet to an iron pin; thence (9) north 86° 10’ 02” east a distance of 1292.99 feet to an iron pin; thence (10) south 20° 21’ 25” west a distance of 559.45 feet to an iron pin; thence (11) south 20° 29’ 55” west a distance of 720.10 feet to an iron pin; thence (12) south 20° 07’ 58” west a distance of 233.75 feet to an iron pin; thence (13) south 20° 16’ 14” west a distance of 54.14 feet to the point or place of beginning.

9

PARCEL II Continued

Parcel C

ALL THAT TRACT OR PARCEL OF LAND, situate in Town Lot 4 of the Second Range of lots, Township 12, Range 7, in the Town of Henrietta, County of Monroe, and State of New York, being bounded and described as follows:

BEGINNING at a point on the westerly line of Winton Road at the intersection with the southerly boundary of lands now or formerly of William D. Lane, as described in a deed recorded in the Monroe County Clerk’s Office in Liber 3352 of Deeds at page 297, said point also being the northeasterly corner of lands now or formerly of James P. Wilmot;

RUNNING thence South 01 degrees 25 minutes 51 seconds East along the westerly line of Winton Road 50.01 feet to the southerly line of the Hofstra Road Access Parcel being described herein;

THENCE South 87 degrees 42 minutes 32 seconds West along the southerly line of the Hofstra Road Access Parcel 1275.90 feet to the East line of Town Lot Number 3 and the southeasterly corner of the premises above described as Parcel I;

THENCE along the easterly line of Parcel I North 20 degrees 16 minutes 14 seconds East, 54.14 feet to the northerly line of the Hofstra Road Access Parcel;

THENCE along the northerly line of said access Parcel North 87 degrees 42 minutes 32 seconds East 1255.88 feet to the westerly line of Winton Road at the point or place of beginning.

The above premises are alternatively described as follows:

ALL THAT TRACT OR PARCEL OF LAND, being a portion of Town Lot 1, 3 and 4 of the Second Range of Lots, Township 12, Range 7, in the Town of Henrietta, County of Monroe, State of New York, and being more particularly bounded and described as follows:

Beginning at a concrete monument in the north right-of-way line of Jefferson Road, said monument being 44.2’± northerly at right angles from the New York Sate baselines station 236+ 61.1’± ; thence

10

PARCEL II – C Continued

1.N 20° -29’ –00” E, a distance of 1113.80 feet to a point; thence

2.S 87° -01’ –00” W, a distance of 535.40 feet to a point; thence

3.N 21° -09’ –00” E, a distance of 634.27 feet to a point; thence

4.N 86° -59’ –50” E, a distance of 906.87 feet to a point; thence

5.N 21° -13’ –00” E, a distance of 528.34 feet to a point; thence

6.N 86° -10’ –02” E, a distance of 1292.99 feet to a point; thence

7.S 20° -21’ –25” W, a distance of 559.45 feet to a point; thence

8.S 20° -29’ –55” W, a distance of 720.10 feet to a point; thence

9.S 20° -07’ –58” W, a distance of 233.75 feet to a point; thence

10.N 87° -42’ –32” E, a distance of 1255.88 feet to a point on the westerly right-of-way of Winton Road; thence

11.S 01° -25’ –51” E, a distance of 50.01’ southerly along the westerly right-of-way of Winton Road to a point; thence

12.S 87° -42’ –32” W, a distance of 1275.90 feet to a point; thence

13.S 20° -16’ –14” W, a distance of 244.27 feet to a point; thence

14.S 19° -55’ –52” W, a distance of 544.88 feet to a point on the northerly right-of-way of Jefferson Road; thence

15.S 89° -53’ –54” W, along the northerly right-of-way of Jefferson Road, a distance of 390.30 feet to a point; thence

16.S 81° -33’ –17” W, along said right-of-way, a distance of 137.73 feet to a point; thence

11

PARCEL II – C Continued

17.S 89° -54’ –04” W, along said right-of-way, a distance of 1127.96 feet to the Point Beginning.

All as shown on an ALTA/ACSM Land Title Survey prepared by Sear-Brown, dated July 17, 2000, Project No. 1409103-SU1.

12

PARCEL III: 131 CHESTNUT ST. & 130 SOUTH CLINTON AVE., ROCHESTER

Parcel A

ALL THAT TRACT OR PARCEL OF LAND, situate in the City of Rochester, County of Monroe and State of New York, being lots 16, 17 and Part of Lots 14 and 15 of the Stone Tract and lots 16, 17, 18 and Part of Lot 19, Section M, of the Johnson and Seymour Tract, and Part of Cortland Street (now abandoned), and more particularly bounded and described as follows:

BEGINNING at the intersection of the southerly line of Broad Street East as established by the City of Rochester and the westerly line of Chestnut Street as so established; thence (1) south 87° 31’ 09” west along said southerly line of Broad Street East, making an interior angle of 89° 28’ 33” with said westerly line of Chestnut Street a distance of 328.76 feet to a point; thence (2) south 18° 16’ 11” east, and making an interior angle of 74° 12’ 40” with course (1) a distance of 57.10 feet to a point; thence (3) south 72° 47’ 47” west making an interior angle of 271° 03’ 58” with course (2) a distance of 202.55 feet to a point in the easterly line of Clinton Avenue South as established by the City of Rochester, said course being along the southerly line of lands now owned by the City of Rochester; thence (4) south 17° 38’ 02” east along said easterly line of Clinton Avenue South and making an interior angle of 89° 34’ 11” with course (3), a distance of 208.17 feet to the point of intersection of said east line of Clinton Avenue South with the north line of Court Street as established by the City of Rochester; thence (5) north 77° 34’ 03” east along said north line of Court Street, and making an interior angle of 95° 12’ 05” with course (4), a distance of 459.53 feet to the point of intersection of said north line of Court Street with said west line of Chestnut Street; thence (6) north 1° 57’ 24” west along said west line of Chestnut Street, and making an interior angle of 100° 28’ 33” with course (5), a distance of 227.96 feet to the point of beginning, all as shown on a survey thereof made by Smith & Denluck, Surveyors, dated July 13, 1965.

Together with all right, title and interest in and to a certain overhead pedestrian bridge, connecting the building on these premises with Midtown Tower on the north side of Broad Street East, in accordance with and pursuant to the terms of a certain ordinance of the City of Rochester adopted on September 22, 1964, permitting the construction of said bridge over the bed of Broad Street East, and all of the right, title and interest in and to the agreement with the City of Rochester executed pursuant to said ordinance on June 21, 1966.

13

Said premises are alternatively described as follows:

ALL THAT TRACT OR PARCEL OF LAND, situate in the City of Rochester, County of Monroe and State of New York, being Lots 16, 17 and part of Lots 14 and 15 of the Stone Tract and Lots 16, 17, 18 and part of Lot 19, Section M, of the Johnson and Seymour Tract, and part of Cortland Street (now abandoned), and more particularly bounded and described as follows:

Beginning at the intersection of the southerly line of Broad Street East as established by the City of Rochester and the westerly line of Chestnut Street as so established; thence (1) South 87° 31’ 09” West along said southerly line of East Broad Street, making an interior angle of 89° 28’ 33” with said westerly line of Chestnut Street a distance of 328.76 feet to a point; thence (2) South 18° 16’ 11” East, and making an interior angle of 74° 12’ 40” with course (1) a distance of 57.10 feet to a point; thence (3) South 72° 47’ 47” West making an interior angle of 271° 03’ 58” with course (2) a distance of 202.55 feet to a point in the easterly line of Clinton Avenue South as established by the City of Rochester, said course being along the southerly line of lands now owned by the City of Rochester; thence (4) South 17° 38’ 02” East along said easterly line of Clinton Avenue South and making an interior angle of 89° 34’ 11” with course (3), a distance of 208.17 feet to the point of intersection of said east line of South Clinton Avenue with the north line of Court Street, as established by the City of Rochester; thence (5) North 77° 34’ 03” East, along said north line of Court Street making an interior angle of 95° 12’ 05” with course (4) a distance of 459.53 feet to the point of intersection of said north line of Court Street with said west line of Chestnut Street, thence (6) North 1° 57’ 24” West along said west line of Chestnut Street, and making an interior angle of 100° 28’ 33” with course (5), a distance of 227.96 feet to the point of beginning.

All as shown on an ALTA/ACSM Land Title Survey prepared by Sear, Brown, dated March 26, 2001.

Parcel B

An exclusive easement (including, without limitation, all necessary air rights) to construct, re-construct, operate, repair, maintain and replace a ramp to provide handicapped access to the podium level of Xerox Square in, on and above certain land owned by the City of Rochester as granted in the Easement recorded on August 8, 1997 in Liver 8903 of Deeds, page 6, in the Office of the County Clerk of Monroe County.

14

EXHIBIT B

Permitted Encumbrances

Those security interests, liens and other matters described in the title insurance policy of First American Title Insurance Company, Title Commitment No. 905-M-95461 (Fast # 26205, 26206 and 26207), dated May 1, 2003.